QUEENSTON MINING INC.

March 5, 2010

Vault Minerals Inc.
36 Prospect Avenue
Kirkland Lake, Ontario
P2N 2V4

Dear Sirs:

Re: Combination Agreement dated March 5, 2010

This disclosure letter is delivered in connection with the combination agreement (the "Combination Agreement") entered into between Queenston Mining Inc. ("Parent") and Vault Minerals Inc. ("Company") dated March 5, 2010. The Schedules attached to this letter correspond to sections of the Combination Agreement. Capitalized terms used in this disclosure letter and not defined herein shall have the meaning ascribed to them in the Combination Agreement.

We request that you please sign, on behalf of the Company, and return the enclosed copy of this letter as your acknowledgment of receipt of this disclosure letter and the attached schedules.

Yours truly,

QUEENSTON MINING INC.

"Charles E. Page"

Name: Charles E. Page
Title: President and Chief Executive Officer

Acknowledged as of the 5th day of March, 2010 by:

VAULT MINERALS INC.

"Joseph D. Horne"

Name: Joseph D. Horne
Title: President, Chief Executive Officer and Director

Disclosure Letter
Section 3.20
Insurance

1. Director's and Officers Liability Insurance Policy # DO023574 in the amount of $3,000,000 brokered by Paisley Manor and insured by ACE INA Insurance effective from July 1, 2009 to July 1, 2010. The annual premium is $11,772.00.

2. International Prospector's Package including Contents & EDP Policy #37110751 in the amount of $5,000,000 per occurrence for Commercial and $15,000,000 in the aggregate, and $343,950 in the aggregate for Property (including Extra Expense & Property in Transit) brokered by Aon Reed Stenhouse Inc. and insured by Chubb Insurance Co. of Canada effective from December 31, 2009 to December 31, 2010. The annual premium is $21,141.00.

3. Group Insurance Policy #53496 brokered by Avalon Actuarial and insured by Manulife effective from July 1, 2009 to July 1, 2010. The annual premium is $114,000.00.

4. AD&D Policy # GTP9019253A – Rider#1 brokered by Avalon Actuarial and insured by AIG effective from September 1, 2009 to September 1, 2010. The annual premium is $2,041.20.

5. Commercial Automobile Policy #711203884 in the amount of $2,000,000 brokered by Teck Insurance Brokers Ltd. and insured by ING Insurance Company effective from June 4, 2009 to June 4, 2010. The annual premium is $2,875.00.

6. Commercial Package Policy #C12398-4 in the amount of $1,000,000 brokered by Teck Insurance Brokers Ltd. And insured by A.M. Fredericks Underwriting effective from March 17, 2009 to March 17, 2010. The annual premium is $2,935.00

Disclosure Letter
Section 3.21
Related Party Transactions

1. Consulting Agreement between Queenston Mining Inc. and Charles E. Page dated January 1, 2008.

2. Consulting Agreement between Queenston Mining Inc. and Hugh D. Harbinson dated January 1, 2008.

3. Consulting Agreement between Queenston Mining Inc. and John A. Francis dated January 1, 2008.

4. Consulting Agreement between Queenston Mining Inc. and William McGuinty dated February 15, 2009.